UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 7, 2012

Digital Domain Media Group, Inc.
(Exact name of registrant as specified in its charter)

Florida	001-35325	27-0449505
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10250 SW Village Parkway, Port St. Lucie, Florida	34987
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (772) 345-8000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Digital Domain Media Group, Inc. (the “Company”) wishes to clarify certain statements made by John C. Textor, the Company’s former Chairman and Chief Executive Officer, during a media interview on September 4, 2012.  Portions of the interview appeared on a local Port St. Lucie, FL, television newscast and were referenced in a news article posted on the same date on the television station's website.  During the interview, Mr. Textor expressed his personal views concerning the Company’s financial situation including his views concerning the possibility of a bankruptcy filing on behalf of the Company.  In the interview, Mr. Textor also provided his personal interpretation and characterization of the Company’s obligations under its agreements with the holders of its senior secured convertible notes (the “Senior Notes”) and his view on the materiality of any amounts that may be due to such holders.  Mr. Textor's remarks do not reflect the views of the Company, its Board of Directors or the Special Committee of the Board of Directors.  While it is correct that the Company has not missed any payments due under the Senior Notes, as previously disclosed by the Company, each of the holders of the Senior Notes advised the Company on August 21, 2012 that its Senior Note is in default and has agreed to forbear from enforcing its remedies until such time as it elects to withdraw such forbearance on not less than 48 hours’ advance notice to the Company.  As previously announced, any inability by the Company to quickly access additional sources of liquidity to fund the Company’s current operating cash needs would materially adversely affect its financial condition and would require it to seek relief or protection from its creditors, which could include a bankruptcy filing.  The Company is evaluating certain proposals for transactions that would potentially provide liquidity to the Company, including through a reorganization under Chapter 11 of the U.S. Bankruptcy Code or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Domain Media Group, Inc.

Dated: September 7, 2012	By:	/s/ Edwin C. Lunsford, III
Edwin C. Lunsford, III
Senior Vice President and
General Counsel